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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 AND
FOR THE TWELVE MONTHS ENDED DECEMBER 1999


				    First Quarter    First Quarter    Year-to-Date
				     March 31,        March 31,       December 31,
BASIC                                   2000             1999             1999
				    _____________    _____________    ____________
Earnings:
    Income applicable to common
    stock                              $510,209         $563,467       $2,518,622
				    ============     ============     ============
Shares:
    Weighted average number of
      common shares outstanding       2,470,551        2,439,256        2,441,461
				    ============     ============     ============

Earnings per common share:
    Income applicable to common
    stock                                 $0.21            $0.23            $1.03
				    ============     ============     ============


DILUTED

Earnings:
    Net income                         $548,268         $596,850       $2,650,204
				    ============     ============     ============


Weighted average number of
    common shares outstanding         2,470,551        2,439,256        2,441,461

    Assuming exercise of options,
    reduced by the number of
    shares which could have
    been purchased with the
    proceeds from exercise of
    such options at the
    average issue price                  36,951           56,604           51,616

    Assuming conversion of
    preferred stock at a
    conversion rate of 1
    to 2.998 shares                     457,153          469,343          463,185
				    ____________     ____________     ____________

    Weighted average number of
    common shares outstanding,
    as adjusted                       2,964,655        2,965,203        2,956,262
				    ============     ============     ============


Fully diluted earnings per common
  share                                   $0.18            $0.20            $0.90
				    ============     ============     ============

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